                                                                    Exhibit 10.7
                                                                       EXHIBIT H
                                                                       ---------



                 EMPLOYEE BENEFITS AND COMPENSATION AGREEMENT



                                    Between

                              APPLIED POWER INC.

                                      and

                                   APW LTD.



                            Dated __________, 2000

                               TABLE OF CONTENTS

EMPLOYEE BENEFITS AND COMPENSATION........................................ 1

RECITALS.................................................................. 1

ARTICLE I - Additional Definitions........................................ 2

ARTICLE II - Identification of Benefit Plans.............................. 3

ARTICLE III - Employees and Employee Benefits............................. 3
3.1  Employees............................................................ 3
3.2  Allocation of Benefit Payment Responsibility......................... 4
3.3  APW to Indemnify API................................................. 5
3.4  Retirees............................................................. 5
3.5  COBRA................................................................ 5
3.6  Personnel and Medical Records........................................ 6
3.7  International Retirement Plan........................................ 6

ARTICLE IV - Savings Plan Spinoff......................................... 6
4.1  Spinoff.............................................................. 6

ARTICLE V - Deferred Compensation Benefits................................ 7

ARTICLE VI - Dispute Resolution........................................... 7
6.1  General.............................................................. 7
6.2  Arbitration.......................................................... 7
6.3  Legal Proceedings.................................................... 7

ARTICLE VII - Notices..................................................... 7
7.1  General.............................................................. 7
7.2  Change in Address.................................................... 8

ARTICLE VIII - Written Amendment and Non-Waiver........................... 8
8.1  Written Amendment and Waiver......................................... 8
8.2  Limited Amendment or Waiver.......................................... 8

ARTICLE IX - Miscellaneous................................................ 8
9.1  Governing Law........................................................ 8
9.2  Entire Agreement..................................................... 8
9.3  Parties In Interest.................................................. 9
9.4  Effectiveness........................................................ 9

9.5  Reformation and Severability......................................... 9
9.6  Titles and Headings.................................................. 9
9.7  No Reliance.......................................................... 9

                      EMPLOYEE BENEFITS AND COMPENSATION


     This Agreement dated as of __________, 2000 between APPLIED POWER INC., a Wisconsin corporation with offices at 6101 N. Baker Road, Milwaukee, Wisconsin 53209 ("API"), and APW LTD., a Bermuda corporation with offices at N22 W23685 Ridgeview Parkway West, Waukesha, Wisconsin 53188-1013 ("APW"), shall govern the rights and obligations of API and its subsidiaries listed on Schedule 1 and APW and its subsidiaries listed on Schedule 2 with respect to the employees (including their compensation and benefits) in connection with the transactions effected by the Contribution Agreement as defined below. The term "API" when used in this Agreement shall not be construed to include APW and its subsidiaries where such construction would have the effect of negating any obligation of APW and its subsidiaries or API and its subsidiaries hereunder. The term APW when used shall not be construed to include API and its subsidiaries where such construction would have the effect of negating any obligation of API and its subsidiaries (exclusive of APW and its subsidiaries) or APW and its subsidiaries hereunder. After the spin-off (described below), API will continue to own and operate its industrial business.

                                   RECITALS

     WHEREAS, API hereby and by certain other instruments of even date herewith transfers or will transfer to APW effective as of 12:01 a.m., Central Standard Time, __________, 2000 or such other date as specified in the Contribution Agreement, Plan and Agreement of Reorganization and Distribution ("Contribution Agreement") dated as of __________, 2000 as the effective date ("Effective Date"), those assets of API related to API's electronics and related enclosure products as conducted by those businesses listed on Schedule 2 in accordance with the Contribution Agreement between the parties, and including, without limitation, assets associated with the past, present and future development, production, manufacture, marketing, use, storage, distribution, disposal and sale of certain enclosures and related products manufactured by the electronics solutions business throughout the world and certain API corporate assets.

     WHEREAS, the assets, business and operations formerly and currently used and conducted by the Electronics Business are herein referred to collectively as the "Electronics Business."

     WHEREAS, the parties hereto intend, by this Agreement and the other agreements and instruments provided for in the Contribution Agreement, to convey to APW substantially all of the business and assets of the Electronics Business.

     NOW THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the Contribution Agreement and in the other agreements and instruments provided for in the Contribution Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                            Additional Definitions
                            ----------------------

     "Active Electronics Business Employees" means employees of API and its subsidiaries who are actively working for the Electronics Business immediately prior to the Effective Date, including those employees listed on Exhibit H-1.

     "Benefit Plans" means, collectively, all Pension Plans, Welfare Plans and Other Benefit Plans maintained by API and its subsidiaries and covering Electronics Business Employees or their dependents or beneficiaries.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Hired Electronics Business Employees" means all Active Electronics Business Employees and Inactive Electronics Business Employees described in
Section 3.1(a).

     "Inactive Electronics Business Employees" means employees of API and its subsidiaries who would have been Active Electronics Business Employees except that they are not actively working for the Electronics Business immediately prior to the Effective Date solely by reason of vacation, sick leave, family or medical leave, military leave, short-term disability leave, long-term disability leave, leave compensated by workers' compensation or other leave of absence or layoff or strike, but excluding persons for whom the employment relationship has been finally terminated whether by retirement, discharge, quit or death, and excluding persons who prior to the Effective Date have, pursuant to procedures established by API and its subsidiaries, elected to transfer to employment with API and its subsidiaries other than Electronics Business employment.

     "Other Benefit Plans" means any written or oral plan, contract or other arrangement of benefits or advantage to any group of employees, including without limitation bonus, profit sharing, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, training program, apprenticeship program, welfare or similar arrangement (other than a Pension Plan or Welfare Plan) maintained by API and covering Electronics Business Employees or their beneficiaries or dependents.

     "Pension Plan" means any employee pension benefit plan, as defined in
Section 3(2) of ERISA, maintained by API and covering Electronics Business Employees or their beneficiaries.

     "Welfare Plan" means any employee welfare benefit plan, as defined in
Section 3(1) of ERISA, maintained by API and covering Electronics Business Employees or dependents or beneficiaries of Electronics Business Employees.

                                  ARTICLE II

                        Identification of Benefit Plans
                        -------------------------------

     Schedule H-2 sets forth a list of the Benefit Plans maintained by API and its subsidiaries with respect to Electronics Business Employees. APW acknowledges that it has been furnished with descriptions of all Benefit Plans described on Schedule H-2. In the event another benefit plan is offered to Hired Electronics Business Employees which is not listed on Schedule H-2, the parties agree to allocate financial responsibility between themselves consistent with the approach taken for similar benefits listed under Schedule H-2. The parties agree to resolve any disputes in accordance with the procedures set forth at Article VI.

     The parties agree that all matters concerning the Worker's Compensation Plans listed on Schedule H-2, will be treated as set forth in the General Assignment, Assumption and Agreement regarding Litigation, Claims and Other Liabilities, dated __________, 2000 ("Exhibit D").

     The parties further agree that all matters concerning the API stock option plan will be governed by the Release and Settlement Agreement, dated __________, 2000 by and among the employees listed on Schedule H-3.

                                  ARTICLE III

                        Employees and Employee Benefits
                        -------------------------------

      3.1  Employees.  (a)  As of the Effective Date, APW shall offer employment
           ---------
to all persons who are Active Electronics Business Employees. APW shall on the Effective Date assume the employment responsibilities for each Inactive Electronics Business Employee and shall offer to return each such employee to a position with job responsibilities comparable to such employee's prior position of employment in the Electronics Business if such position is available or if required by law, or otherwise to any other open position for which such employee is qualified.

     (b) All Electronics Business Employees (and their dependents and beneficiaries) shall be provided compensation and benefits by APW comparable to compensation and benefits being provided to them by API immediately prior to the Effective Date.

     (c) Hired Electronics Business Employees shall be given credit for API service under APW's benefit plans.

     (d) (i) API, in good faith, will calculate the estimated liability amount related to unpaid and accrued vacation and sick day expense earned for the period __________, _____ through __________, 2000 for those employees listed on Schedule H-1. By __________, 2000, API will remit to APW cash equal to 1.0765 times this liability amount. This remitted amount will be in addition to the cash APW receives pursuant to Section 1.1 of Exhibit D.

          (ii) APW hereby assumes any and all obligations owed under the API bonus plan to the Hired Electronics Business Employees listed on Schedule H-1. API will calculate the liability amount related to the Bonus Plan, utilizing its unaudited accounting records, (including APW's results from September 1, 1999 through __________, _____) for the fiscal period ending August 31, 2000 assuming 100% of the target amounts met for the Bonus Plan. After calculating this liability, API will prorate the amounts owed to reflect the fact that the Electronics Business' operations were owned for only part of its 2000 fiscal year. For purposes of prorating this liability, API and APW will assume ____ and ____, respectively, of this liability. By _____________, 2000 API will remit cash to APW equal to 1.0765 times API's liability amount.

          (iii) APW will assume all liability related to Hired Electronics Business Employees' payroll taxes listed on Schedule H-1. APW will remit the payroll taxes to the appropriate regulatory authorities. API will not be responsible for any of the payroll taxes relating to Hired Electronics Business Employees.

          (iv) APW hereby assumes the obligation to pay any and all benefits accrued by Hired Electronics Business Employees under the non-qualified executive deferred compensation plan and the stock deferral plan. On __________, 2000 API will remit cash to APW in the amount of $__________ in consideration of its assumption of this liability.

          (v) Any disputes concerning the calculation of the liability will be resolved by the dispute resolution provisions of this Agreement.

     (e) Both before and after the Effective Date, API and APW shall coordinate with each other and shall take all actions necessary to effect the smooth transfer of Hired Electronics Business Employees and continuing benefit coverage and administration.

     3.2  Allocation of Benefit Payment Responsibility.  Except as provided in
          --------------------------------------------
this Agreement, APW is not assuming any benefit or compensation program maintained by API and API is not assigning any such program to APW. APW's obligations with respect to such benefit and compensation programs shall be as described therein. As to all other Benefit Plans, from and after the Effective Date APW shall provide Hired Electronics Business Employees with all benefits and payments which would have been provided to them under the Benefit Plans (other than stock option or stock purchase plans) with respect to claims for benefits incurred prior to the Effective Date so long as API would not ordinarily have paid such benefits in accordance with its ordinary benefit payment practices prior to the Effective Date. However, notwithstanding the foregoing, with respect to (a) health benefits, (b) dental benefits, (c) vision benefits, (d) life insurance, (e) travel accident insurance and (f) such other benefits for which an insurance carrier or some party other than API is responsible, API shall remain responsible, subject to and in accordance with the terms of the applicable Benefits Plan, for all claims incurred by Hired Electronics Business Employees prior to the Effective Date even if such claims are not filed until after the Effective Date. Further, if any Hired Electronics Business Employee or dependent is not actively at work by reason of hospitalization on the Effective Date, API shall retain responsibility for the payment of health care claims until the end of such hospitalization, subject to and in accordance with the terms and conditions of the applicable health benefits plan as in effect on the Effective Date.

     3.3  APW to Indemnify API.  APW shall indemnify, hold harmless and defend
          --------------------
API from and against any damages, claims (including, but not limited to, unfair labor practice claims), liabilities, obligations, costs of defense (including attorney fees), expenses, fines, levies, assessments, charges, penalties, damages, settlements or awards asserted against API associated with Benefit Plans or compensation applicable to Hired Electronics Business Employees (including dependents or beneficiaries, if any) except to the extent liability has been specifically retained by API in this Agreement, provided that APW's obligation to indemnify, hold harmless, and defend shall not apply to the extent
(a) an insurance carrier or (b) any party other than API or APW is responsible. Without limiting the foregoing, it is specifically contemplated that APW's indemnity shall extend to any claims (except to the extent (a) liability has been specifically retained by API in this Agreement, (b) an insurance carrier is responsible, or (c) any party other than API or APW is responsible) made against API for benefits which would have been provided by API to the Hired Electronics Business Employees under its Benefit Plans had the Hired Electronics Business Employees remained API employees throughout the remainder of their careers but are not provided by APW which would have been applicable to them had they continued to be covered under the API Benefit Plans. The parties agree to generally follow the procedure for notification of a claim for defense or indemnification and the procedures for obtaining indemnification or defense as set forth in Articles V and VI of Exhibit D.

     3.4  Retirees.  Those individuals who were employees of the Electronics
          --------
Business who retired prior to the Effective Date and were eligible for benefits available to retired employees of the Electronics Business under a plan maintained by API shall continue to be the responsibility of API after the Effective Date.

     3.5  COBRA.  (a) This paragraph (a) applies to (i) those individuals who
          -----
are Hired Electronics Business Employees (and their dependents) and (ii) those individuals who are not Hired Electronics Business Employees but who had been employees of the Electronics Business (in this circumstance meaning an individual who for over 50% of the time in the most recent 2 years of his employment or if employed less than 2 years, 50% of his total employment was an employee of the Electronics Business) prior to the Effective Date (or their dependents). If an election for any such person of continuing coverage under a health, dental and/or vision benefits plan sponsored by API as a result of the requirements of ERISA Sections 601-608 is in effect on the Effective Date or if such an election for any such person is made on or after the Effective Date, APW shall at its option either (i) reimburse API for the amount of health, dental and vision benefit claims paid by API for such persons for claims incurred after the Effective Date less the amount of any premiums paid by such persons to API with respect to periods after the Effective Date for the right to receive such continuing coverage or (ii) provide replacement coverage with no applicable pre-existing condition exclusion.

     (b) Notwithstanding any other provision of this agreement to the contrary, API shall retain all liabilities for the provision of continuing coverage under a health, dental and/or vision benefits plan sponsored by API as a result of the requirements of ERISA Section 601-608 for those individuals who had been employees of the Electronics Business (or their dependents) for whom the employment relationship with the Electronics Business and API ended prior to the Effective Date and who are not otherwise described in paragraph (a) above.

     3.6  Personnel and Medical Records.  API shall transfer or make available
          -----------------------------
to APW the personnel and medical records of Hired Electronics Business Employees. APW shall indemnify, hold harmless, and defend API from and against any damages, claims, liabilities, obligations, costs of defense (including attorney fees), expenses, fines, levies, assessments, charges, penalties, damages, settlements or awards asserted against API resulting from the release of any personnel and medical records under this Section 3.6.

     3.7  International Retirement Plan.  API and its subsidiaries have
          -----------------------------
maintained certain Retirement Plan assets and those Retirement Plans for employees at subsidiaries that are part of APW shall be transferred to APW and be the sole responsibility of APW for no additional payment by API.

                                  ARTICLE IV

                             Savings Plan Spinoff
                             --------------------

     4.1  Spinoff.  API maintains the APW 401(k) Plan (the "APW 401(k) Plan").
          -------
The assets of the APW 401(k) Plan are held by Fidelity Management Trust Company ("Fidelity"), as trustee. By virtue of the fact that the employment of Hired Electronics Business Employees is terminated on the Effective Date, no contributions shall be made to the APW 401(k) Plan on their behalf for periods
from and after the Effective Date.   API agrees to transfer 100% of the account
balances of all Hired Electronics Business Employees in the APW 401(k) Plan plus 100% of the prefunded employer contribution to the APW 401(k) Plan for the plan year (the "Prefunding") to a new plan created by APW on the Effective Date (the "New Plan"). The transfer of accounts of Hired Electronics Business Employees and the transfer of the Prefunding from the APW 401(k) Plan to the New Plan shall be made by transfer of the assets of those accounts in kind from the APW 401(k) Plan to the New Plan. To the extent that all contributions due to the APW 401(k) Plan for Hired Electronics Business Employees have not been made by the Effective Date, API will make those contributions to the APW 401(k) Plan in accordance with its normal payment practices and when it deposits such amounts in the APW 401(k) Plan, API shall instruct Fidelity to immediately transfer such amounts in cash to the New Plan. API and APW shall cooperate with one another and with Fidelity in facilitating such transfer of final contributions. In addition, and without regard to the Prefunding, API shall remit to APW an amount equal to its share of any employer contributions that would have been made to the APW 401(k) Plan based upon the employees' employment through the Effective Date. APW further agrees to take all actions necessary to obtain, as soon as practicable, an Internal Revenue Service determination that the New Plan meets the requirements of Section 401(a) of the Internal Revenue Code and that the Trust which implements such Plan meets the requirements of Section 401(a) and is exempt from tax under Section 501 of the Code.

                                   ARTICLE V

                        Deferred Compensation Benefits
                        ------------------------------

          5.1    General.   As of the Effective Date, APW assumes all
                 -------
liabilities and obligations under the API deferred compensation plans and stock option deferral programs for Hired Electronic Business Employees consistent with
Section 3.1 hereof.

                                  ARTICLE VI

                              Dispute Resolution
                              ------------------

     6.1  General.  In an effort to resolve informally and amicably any claim or
          -------
controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, a party shall first notify the other of any difference or dispute hereunder that requires resolution. API and APW each shall designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification (or such longer period as may be agreed upon), the matter shall be submitted to a senior officer of API and APW, respectively, for consideration.

     6.2  Arbitration.  If settlement cannot be reached through the efforts of
          -----------
the senior officers within an additional 30 days or such longer period as may be agreed upon, the parties shall consider arbitration or other alternative means to resolve the dispute.

     6.3  Legal Proceedings.  If the parties are unable to agree on an
          -----------------
alternative dispute resolution mechanism within 30 days, either party may initiate legal proceedings to resolve such matter.

                                  ARTICLE VII

                                    Notices
                                    -------

     7.1  General.  All notices and communications required or permitted under
          -------
this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or if mailed by first class mail, postage prepaid, or by air express service, with charges prepaid and addressed as follows:

          If to API:             Applied Power Inc.
                                 6101 N. Baker Road
                                 Milwaukee, Wisconsin  53209
                                 Attention: __________

          If to APW:             APW LTD.
                                 N22 W23685 Ridgeview Parkway West
                                 Waukesha, Wisconsin 53188-1013
                                 Attention:  __________

     7.2  Change in Address.  Either party may, by written notice so delivered
          -----------------
to the other, change the address to which future delivery shall be made.

                                 ARTICLE VIII

                       Written Amendment and Non-Waiver
                       --------------------------------

     8.1  Written Amendment and Waiver.  This Agreement may not be altered or
          ----------------------------
amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.

     8.2  Limited Amendment or Waiver.  No waiver of any term, provision or
          ---------------------------
condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

                                  ARTICLE IX

                                 Miscellaneous
                                 -------------

     9.1  Governing Law.  This Agreement and the transactions contemplated
          -------------
hereby shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

     9.2  Entire Agreement.  This Agreement constitutes the entire understanding
          ----------------
of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements. To the extent a subject is specifically covered in this Agreement and to the extent any other agreement (other than the Release and Settlement Agreement and General Assignment Agreement provision on Worker's Compensation described in Article II) is in conflict herewith, this Agreement, if specific, shall control.

     9.3  Parties In Interest.  Neither party may assign its rights or delegate
          -------------------
any of its duties under this Agreement without prior written consent of the other. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any third party any benefits, rights or remedies.

     9.4  Effectiveness.  This Agreement shall become effective at the Effective
          -------------
Date and may be terminated by API at any time prior thereto without any liability on API's part.

     9.5  Reformation and Severability.  If any provision of this Agreement
          ----------------------------
shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement.
Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provisions of this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

     9.6  Titles and Headings.  All titles and headings have been inserted
          -------------------
solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

     9.7  No Reliance.  No third party is entitled to rely on any of the
          -----------
representations, warranties and agreements of the parties contained in this Agreement. The parties assume no liability to any third party because of any reliance on the representation, warranties and agreements of the parties contained in this Agreement.

     IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers as of this _____ day of __________, 2000.

                              APPLIED POWER INC.


                              By:  __________________________________________
                                   President and Chief Operating Officer


                              APW LTD.


                              By:  __________________________________________
                                   President and Chief Executive Officer